EXHIBIT 3.1.1

Document Processing Fee
If document is on paper:	$25.00
If document is filed electronically:	Currently Not Available
Fees are subject to change.
For electronic filing and to obtain
copies of filed documents visit
www.sos.state.co.us
Deliver paper documents to:
Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
Paper documents must be typed or machine printed.	ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20021122692

1. Entity name:	Integrated Financial Systems, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)
2. New Entity name:
(if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, make the applicable selection):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:	(mm/dd/yyyy)

          OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☐

7. (Optional) Delayed effective date:	(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic

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statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Godbolt	Reid	A.

		(Last)	(First)	(Middle)	(Suffix)

1625 Broadway, Suite 1600

(Street name and number or Post Office information)

		Denver	CO	80202

		(City)	(State)	(Postal/Zip Code)
		(Province — if applicable)		(Country — if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ? and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

Rev. 7/13/2004

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ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
INTEGRATED FINANCIAL SYSTEMS

     These Articles of Amendment correctly set forth amendments to the Amended and Restated Articles of Incorporation of Integrated Financial Systems, Inc. (the “Corporation”); have been adopted by the shareholders with the number of votes cast for the amendment by each voting group entitled to vote separately on the amendment sufficient for approval by that voting group; and to be effective upon acceptance for filing by the office of the Colorado Secretary of State.

FIRST: The name of the Corporation is Integrated Financial Systems, Inc.

     SECOND: Article V, Section 1 is hereby amended and restated in its entirety to read as follows:

“1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The Corporation shall have authority to issue a total of fifty-five million (55,000,000) shares of all classes of stock. Such shares shall be classified as fifty million (50,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock, which is as set forth below.”

The remaining provisions of Article V are unchanged.

IN WITNESS WHEREOF, INTEGRATED FINANCIAL SYSTEMS, INC. has caused these Articles of Amendment to be executed this 17th day of September, 2004.

INTEGRATED FINANCIAL SYSTEMS, INC.

By: John Herbers, President and CEO /s/ John Herbers